LXE INC.

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD ON APRIL 26, 1996


     Notice is hereby given that the Annual Meeting of Shareholders of LXE Inc. (the "Company") will be held at 4:00 p.m. local Atlanta time on April 26, 1996, at the Atlanta
Mariott Norcross, 475 Technology Parkway, Norcross, Georgia, for the following purposes:

     (1) To elect six members of the Board of Directors to serve during the ensuing year; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 8, 1996, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,



                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 28, 1996




WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   IF YOU DO ATTEND
THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.




                           LXE INC.
         303 Research Drive, Technology Park/Atlanta
                  Norcross, Georgia  30092

                       PROXY STATEMENT

          FOR THE ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD ON APRIL 26, 1996

                     GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LXE Inc. (the
"Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on April
26, 1996, at the Atlanta Mariott Norcross,  Norcross, Georgia.
This Proxy Statement is being mailed to shareholders on approximately April 1, 1996.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual
Meeting of Shareholders:

(1) The election of six members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

(2) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 303 Research Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the six nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 8, 1996, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 8, 1996, there were 5,554,644 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.


1997 Shareholder Proposals

     Any proposals by shareholders intended for presentation at the 1997 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 1, 1996, in order to be included in the proxy materials for that Meeting.




                   ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors may be determined by the Board, which has set such number at six. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the six persons named below as directors of the Company. Each such person elected will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any of the named nominees should become unable to serve, or for good cause will not serve, as a director, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved. It is the intention of Electromagnetic Sciences, Inc., which holds 81% of the Company's outstanding shares, to vote in favor of the election of each of the nominees, in which case their election would be assured.

     The table on the following page lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.


                                                     Year First
Name and Principal Occupations                        Elected
   For the Last Five Years               Age          Director

W. Frank Blount                          57             1991
Chief Executive Officer of Telstra
Telecommunications Corporation -
formerly Australia and Overseas
Telecommunications Corporation
(since 1991), which operates the
Australian domestic and inter-
national telecommunications system.
Previously, Mr. Blount served in
various executive positions with
American Telephone and Telgraph
Co., including Group President,
Communications Products Group (1989-
1991), and during 1991 was appointed
President and Chief Executive Officer
of the New American School Devel-
opment Corporation.  Mr. Blount is
a member of the Board of Directgors
of Entergy Corporation, New Orleans,
Louisiana.

William F. Evans                         48             1992
Executive Vice President and Chief
Financial Officer, ProSource Distri-
bution Services, Coral Gables,
Florida, a distributor to fast food
and casual dining restaurant chains
(since 1995); Former Senior Vice
President, H&R Block Inc., Kansas
City, Missouri, a leading provider
of income tax preparation and
other services (June 1992-October
1994); Executive Vice President and
Chief Financial Officer, Dun &
Bradstreet Software Services, Inc.,
Atlanta, Georgia, which develops and
markets business application software
(1989-1992).  Mr. Evans is a member of
the Board of Directors of Interim
Services, Inc., Ft. Lauderdale, Florida.

John B. Mowell                           61             1989
President, Mowell Financial Group,
Inc., Tallahassee, Florida, an
investment counseling firm.  Mr.
Mowell is also a member of the
Board of Directors of Electromagnetic
Sciences, Inc.

John E. Pippin                           68             1989
Chairman of the Board of
Electromagnetic Sciences, Inc.;
Chief Executive Officer of the
Company and Electromagnetic
Sciences, Inc. (until 1994)

Thomas E. Sharon                         50             1989
Chairman of the Board and Chief
Executive Officer of the Company
(since 1994); President, Chief
Executive Officer (since 1994),
and a member of the Board of
Directors of Electromagnetic
Sciences, Inc.; previously,
President and Chief Operating
Officer of Electromagnetic
Sciences, Inc.

Francis X. Stankard                      64             1991
Vice Chairman, American Express
Bank, Ltd., a subsidiary of
American Express Co. engaged in
international banking operations
in 40 countries around the world
(since 1994).  Chairman, FXS, Inc.,
a consulting firm for international
financial matters (1991-1994).
Previously, Mr. Stankard was Chair-
man of the Chase Manhattan Overseas
Banking Corporation (1987-1992).
From 1975 until his retirement in
1991, Mr. Stankard was an Executive
Vice President of The Chase Manhattan
Bank, N.A.



Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee composed of Dr. Pippin and Messrs. Blount, Evans, Mowell and Stankard; this committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, and administers the Company's stock option plan with respect to the participation of employees who are officers and directors. The Compensation Committee met three times during the last fiscal year. The Board has also designated an Audit Committee, which met once during the past year, composed of Messrs. Blount, Evans and Stankard. The principal functions of this committee are to meet annually with the Company's independent auditors, to review the Company's fiscal year consolidated financial statements, to review the independence, qualifications and activities of the independent auditors, to recommend to the Board of Directors the appointment of the independent auditors, and to review transactions in which Electromagnetic Sciences, Inc. ("ELMG") or other related parties
have an interest.   The Company does not have a separate
nominating committee. The Stock Incentive Plan Committee of the Board consists of Drs. Pippin and Sharon and Mr. Mowell; this committee is generally responsible for administering the Company's stock option plan with respect to the participation of employees who are not officers or directors.

     During the last fiscal year, there were six meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he served.

     Directors who are employees of the Company or ELMG are not separately compensated for services as directors of the Company. Other directors are compensated at the rate of $3,000 per quarter plus $1,000 per meeting attended, and $500 for attending any committee meetings not held in conjunction with a meeting of the Board. In addition, each director who is not an employee of the Company or ELMG receives, on the date first elected as a member of the Board, an automatically granted option to acquire 10,000 shares of common stock at its fair market value on the date of grant; such options become exercisable in three equal annual installments beginning six months after date of grant, if the individual continues at that time to serve as a director, and once exercisable remain so until the sixth anniversary of the date of grant.


                       SECURITY OWNERSHIP

     The following table sets forth certain information, as of March 8, 1996, concerning shares of the Company's common stock beneficially owned by the Company's directors and named executive officers, by the directors and executive officers as a group, and by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

                                      LXE Inc. Common Stock   Approximate
                                            Amount of         Percent of
Name                                  Beneficial Ownership      Class

Electromagnetic Sciences, Inc.             4,523,200             81.4%
660 Engineering Drive
Norcross, Georgia 30092

W. Frank Blount                               10,000 (1)           *
William F. Evans                              11,000 (1)           *
John J. Farrell                                  -0-               -
John B. Mowell                                26,900 (1)           *
John E. Pippin                               114,210 (1)          2.0%
Thomas E. Sharon                              48,219 (1)           *
Francis X. Stankard                           10,000 (1)           *
John F. Mewshaw                               26,563 (1)           *
William J. Roeder                             27,647 (1)           *
All directors and executive
  officers as a group (11 persons)           285,631 (1)          5.1%

* Percentage of shares beneficially owned does not exceed 1%

     (1) Includes shares that are subject to currently exercisable options in the amounts of 10,000 for Mr. Blount, 10,000 for Mr. Evans, 15,900 for Mr. Mowell, 95,400 for Dr. Pippin, 40,893 for Dr. Sharon, 10,000 for Mr. Stankard, 22,376 for Mr. Mewshaw, 27,325 for Mr. Roeder and 7,000 for other officers. The total for Mr. Mowell also includes 1,000 shares, and for an officer 300 shares, as to which each shares voting and investment power with a family member, but disclaims beneficial interest.


     The table below sets forth certain information, as of March 8, 1996, regarding the beneficial ownership of the common stock of ELMG by each of the Company's directors and named executive officers, and by the Company's directors and executive officers as a group. Except as otherwise noted, the indicated persons hold sole voting and investment power with respect to all shares of ELMG common stock set forth opposite their names.



             Electromagnetic Sciences, Inc. Common Stock


                                      LXE Inc. Common Stock    Approximate
                                           Amount of           Percent of
Name                                  Beneficial Ownership        Class

W. Frank Blount                               -                    *
William F. Evans                            3,048 (1)              *
John J. Farrell                             6,000                  *
John B. Mowell                             27,543 (1)              *
John E. Pippin                            223,207 (1)             3.0%
Thomas E. Sharon                          165,950 (1)             2.2%
Francis X. Stankard                           -                    *
John F. Mewshaw                             1,250 (1)              *
William J. Roeder                           2,700 (1)              *
All directors and executive
  officers as a group (9 persons)         496,927 (1)             6.6%

* Percentage of shares beneficially owned does not exceed 1%

     (1) Includes shares that are subject to currently exercisable options in the amounts of 11,697 for Mr. Evans, 10,456 for Mr. Mowell, 94,975 for Dr. Pippin, 118,591 for Dr. Sharon, 1,250 for Mr. Mewshaw, 2,700 for Mr. Roeder and 7,400 for other officers. For Mr. Mowell, Dr. Pippin and another officer, these totals include 5,000, 42,593 and 6,150 shares, respectively, as to which each person shares voting and investment power with family members, but disclaims beneficial interest.



                      EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses, for the years ended December 31, 1995, 1994 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to each executive officer whose combined salary and bonus compensation paid by the Company for 1995 exceeded $100,000. The Company's Chief Executive Officer, Thomas E. Sharon, is not an employee of the Company and receives no compensation from it. Dr. Sharon's compensation is paid by Electromagnetic Sciences, Inc (ELMG), which is paid by the Company for various services, including those of Dr. Sharon, as described below at "Relationship with ELMG."


                                   Summary Compensation Table
                            Annual Compensation                Long-Term Compensation
                                                                   Awards            Payouts
                                               Other                   Securities                All
                                               Annual    Restricted    Underlying               Other
    Name and                                   Compen-      Stock     Options/SAR's   LTIP      Compen-
Principal Positions  Year   Salary     Bonus   sation(2)    Awards    (No. of Shares) Payouts  sation(1)

John J. Farrell      1995  $107,699   $  -0-   $  -0-      $78,000       20,000       $ -0-    $  610
President and                                                            20,000 ELMG
Chief Operating
Officer (since
May 1995)

William H. Roeder    1995    99,085      -0-      -0-          -0-          -0-         -0-     5,090
Vice President,      1994    95,283   20,000      -0-          -0-        2,000 ELMG    -0-     4,274
Product Marketing    1993    93,244      -0-      -0-          -0-          -0-         -0-     3,924

John F. Mewshaw      1995    88,465   34,791(3)   -0-          -0-          -0-         -0-     8,997
Vice President,      1994    82,130   89,581(3)   -0-          -0-        3,000 ELMG    -0-     7,937
Sales                1993    76,619   58,239(3)   -0-          -0-        2,500         -0-     5,610


Footnotes to Compensation Table:

(1) For 1995, includes, in the case of Mr. Farrell, $9,650 in benefits associated with a split-dollar life insurance arrangement and $611 under the ELMG age-weighted defined contribution retirement plan; in the case of Mr. Roeder, $1,429 in 401(k) matching contributions and $3,661 under the defined contribution retirement plan; and in the case of Mr. Mewshaw, $1,318 in 401(k) matching contributions and $7,679 under the defined contribution retirement plan.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Mr. Mewshaw's bonus is determined under pre-agreed formulas.
In general, the formulas depend on net new orders during the year, and to a lesser extent on gross margin achieved on products shipped during the year, and in each case on the relationship of actual amounts to plan amounts for the year.




Option Exercises During Last Fiscal Year and Year-End Option Values

     The following chart sets forth certain information with respect to the Chief Executive Officer and the named executive officers concerning the exercise in 1995 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1995:


                            Year Ended           Number of Unexercised         Value of Unexercised
                          December 31, 1995          Options Held At             In-the-Money Options
                          Shares                    December 31, 1995            At December 31, 1995
                         Acquired      Value
Name                   on Exercise    Realized   Exercisable  Unexercisable   Exercisable Unexercisable

Thomas E. Sharon           -0-          -0-        40,983            -0-       $ 188,312           -0-
John J. Farrell            -0-          -0-           -0-         20,000             -0-           -0-
William J. Roeder          -0-          -0-        27,325         15,900         114,220        43,169
John F. Mewshaw            -0-          -0-        22,376         15,900          91,449        43,169


Option Grants During Last Fiscal Year

     In connection with his employment as President in May 1995, Mr. Farrell was granted options in the Company's stock and ELMG stock as set forth in the following table. No other named executive officer received option grants during 1995.


                     Number           Percentage
                    of Shares        Total Options
                   Underlying         Granted to       Exercise or
                     Options         Employees in       Base Price      Expiration    Grant Date
Name                 Granted          Fiscal 1995      (per share)         Date      Present Value*

John J. Farrell      20,000              100%            $ 15.00          5/15/04     $ 101,200
                     20,000 ELMG          29%              13.00          5/15/04       115,400


Footnote to table:

* Based upon the Black-Scholes option pricing model, assuming 0.65 expected volatility, a 6.0% risk-free rate of return, no dividend yield, and six years to exercise.


Employment Arrangements with President

     Mr. Farrell was employed as the Company's new President and Chief Operating Officer in May 1995. The Company and Mr. Farrell have not entered into a contract providing for a minimum period of employment, but the Company has agreed to continue his compensation, which initially is at the rate of $175,000 per year, for nine months in the event of Mr. Farrell's termination (other than by voluntary resignation or termination for cause) during the first year of this employment. Mr. Farrell's employment arrangements also provide for the grant by ELMG of 6,000 shares of its common stock with forfeiture restrictions that lapse over three years of continued employment; grants of options to acquire 20,000 shares of the stock of each of ELMG and the Company, vesting in equal increments after each of the third, fourth, fifth and sixth years of employment; supplemental life insurance benefits; and $60,000 in loans that will be forgiven as to principal and interest over five years of employment.


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

          The Company is an 81%-owned subsidiary of Electromagnetic Sciences, Inc. ("ELMG"). The Company's Chief Executive Officer, Treasurer and Chief Financial Officer, and
 General Counsel are each full-time employees of ELMG and are compensated by ELMG and not directly by the Company. Their services are made available to the Company pursuant to the Services Agreement between the Company and ELMG described below at "Relationship with ELMG." For this reason, the Compensation Committee and its policies do not determine the compensation of these three officers, except with respect to the grant of stock-based incentive compensation under the 1989 Stock Incentive
 Plan.

          The Compensation Committee does review and make recommendations to the Board concerning compensation arrangements with the Company's officers who are also Company employees. In making these recommendations, the Committee believes it is important to adopt compensation policies that attract and retain experienced and well-qualified executive officers, and that provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based on financial performance, and in the past has provided stock options whose value depends on appreciation in the market value of the Company's common stock. Except with respect to the Vice President, Sales, the Company and the Committee have not employed formulas that tie executive compensation to specific performance measures in a pre-determined manner. In exercising its judgment on compensation matters, and in seeking to adhere to the foregoing guidelines, the Committee considers, but does not use in any pre-determined manner, information provided through the American Electronics Association annual compensation survey, particularly data for electronics companies having revenues similar to those of the Company. Members of the Committee also familiarize themselves with, but do not use on any specific quantitative basis, published information about compensation policies and practices of competitors and other companies with related product lines. The Committee's policies are similar to those of the Compensation Committee of ELMG, whose Chairman also serves as Chairman of the Committee.

          The Committee believes that bonus compensation paid to executive officers should be highly dependent upon the Company's financial performance during the year in question, primarily as reflected in the level of and change in earnings. Because of the significant decline in earnings during 1993, no bonuses were paid for that year, other than to Mr. Mewshaw, whose base salary is set at a level below that of the other vice president and whose bonus compensation is determined by a formula based on net new orders and gross margins on sales. For 1994, the Company's earnings increased to record levels, and substantial bonuses were paid. In 1995, the Company operated at a loss, and no discretionary bonuses were paid.

          In determining salary levels and bonuses for individual officers, the Committee considers each officer's performance of his responsibilities, relying heavily in this regard on the CEO's evaluations of performance.

          In addition to salary and annual bonuses, the Company has from time to time in the past granted stock options to the CEO and other executive officers (including those who are employees of ELMG) in order to provide long-term incentive compensation directly linked to growth in shareholder value. However, no options for Company stock have been granted to executive officers since 1992, except those granted to Mr. Farrell in 1995 in connection with his acceptance of employment
 as the Company's President.   The current intention of the
 Committee and the Compensation and Stock Incentive Committees of the ELMG Board is for the Company's executive officers to periodically receive ELMG stock options (as occurred in 1994), reflecting the growing interdependence of the business strategies of LXE and the other ELMG operating subsidiaries.

          This report is provided by the members of the Compensation
Committee:
                                             John B. Mowell
(Chairman)
                                             W. Frank Blount
                                             William F. Evans
                                             John E. Pippin
                                             Francis X. Stankard


Compensation Committee Interlocks
And Insider Participation

          As stated above, the members of the Compensation Committee are Dr. Pippin and Messrs. Blount, Evans, Mowell and Stankard. Dr. Pippin is a former officer of the Company, having served as Chairman of the Board and Chief Executive Officer until July 1994.





Shareholder Return

          The changes for the period shown in the following graph are based on the assumption that $100 had been invested in the common stock of LXE Inc. and each index on April 11, 1991, which is the date the Company's initial public offering became effective and trading of its common stock commenced on the NASDAQ National Market System.

               Comparison of Cumulative Total Return
                    LXE Inc. Common Stock (LXEI)
     S&P Composite-500 and S&P High Technology Composite Indices


Company Index       Dec 90     Dec 91    Dec 92    Dec 93    Dec 94   Dec 95

S&P 500 Index        100       130.47    140.41    154.56    156.60   215.45

S&P High Tech Comp   100       114.08    118.79    146.13    170.31   245.32

LXEI                 100       210.53    123.68    110.53    160.52    88.20




RELATIONSHIP WITH ELMG

          From the Company's inception until April 1991, it was wholly owned by ELMG, which currently owns 81% of the outstanding common stock. ELMG has the power, acting alone, to elect the entire Board of Directors of the Company and, except as may otherwise be provided by law, to approve any action requiring shareholder approval, and three of the six nominees for election as directors during the coming year are also nominees to serve as members of the ELMG Board of Directors during that year. The retention by ELMG of more than a majority of the outstanding voting stock of the Company will preclude a change in control of the Company not favored by ELMG.

          During the past fiscal year, ELMG has provided the Company with a variety of services, and ELMG and the Company have entered into a variety of transactions. It is the intention of the Company and ELMG that all transactions between them, or between the Company and any other affiliated party, will be beneficial to the Company and will be approved by disinterested members of the Board of Directors. In this regard, transactions with ELMG or other affiliates are reviewed and approved by the Audit Committee members who are not otherwise affiliated with ELMG. Reviews of continuing relationships, such as those under the Services Agreement or with respect to the retirement and group health plans, as described below, occur no less often than annually. The following is a description of transactions between ELMG and the Company since the beginning of the past fiscal year.

Administrative and Other Services

          Pursuant to a Services Agreement that is updated annually, ELMG provides administrative and other services to the Company. Under this Agreement, ELMG is obligated for a one-year term, and during any subsequent renewals, to provide services as reasonably required by LXE. The Services Agreement covers accounting services, services related to facilities operations and maintenance, data processing services, investor relations services, and engineering design services. Amounts to be paid are determined by reference to allocation formulas that are reviewed each year and are intended to reimburse ELMG for the cost of providing each category of services, including overhead costs associated with the personnel and facilities involved. The 1995 Services Agreement also provides for the allocation to the Company of approximately 50% of the compensation and overhead costs of ELMG's Chief Executive Officer, Chief Financial Officer and General Counsel, each of whom also serves the Company in a similar capacity. This allocation was determined after consideration of anticipated relative time commitments and of anticipated relative net sales of the two companies for that year. For all services under the 1995 Services Agreement, the Company paid $1,724,000 to ELMG, and anticipates that the amount to be paid in 1996 will not significantly differ from the 1995 amount.

          In order to reduce the number of items for which allocations are made, the Services Agreement provides that, to the extent feasible, all third-party suppliers will submit invoices directly to the Company for goods or services provided for the Company's benefit; to the extent separate invoicing is not feasible, third-party invoices are allocated between the Company and ELMG on a basis determined by ELMG to fairly reflect the respective benefits to the Company and ELMG.

          The Company believes that it will continue to be beneficial for the foreseeable future for the Company to obtain a significant portion of its administrative services from ELMG, because of the efficiencies involved in utilizing a larger-scale, existing administrative structure.


Employee Benefit Plans

          LXE personnel participate in a defined-contribution retirement plan maintained by ELMG and under which annual contributions are determined from year to year by the ELMG Board of Directors. ELMG has charged the Company $477,000 for the year ended December 31, 1995, representing the actual contributions allocated to the accounts of the Company's employees for the year. The Company also is responsible for a pro rata share of plan overhead expenses.

          LXE personnel participate in the group health plans maintained by ELMG; for the year ended December 31, 1995, ELMG charged the Company $1,346,000 for expenses incurred under these plans, based on the Company's proportionate share of the covered employee census. The Company expects that its personnel will continue to participate in the ELMG group health plans for the foreseeable future.

          LXE personnel are also eligible to participate in the stock purchase and 401(k) savings plans maintained by ELMG. Under the stock purchase plan, the Company matches, on a one-for-four basis, employee salary deductions, up to a maximum matching contribution of 1-1/4% of base compensation; the employee deductions and LXE contributions are forwarded to a custodian to be applied to the purchase for the employee's account of ELMG common stock. Under the ELMG 401(k) savings plan, the Company matches, on a one-for-four basis, up to a maximum matching contribution of 1-1/2% of eligible compensation, salary deductions for employee personal savings plan accounts. During the year ended December 31, 1995, the Company's contributions with respect to the participation of its employees in these plans were $23,000 for the stock purchase plan and $106,000 for the 401(k) savings plan.







Technology Park Buildings

          In 1991, the Company acquired from ELMG the 112,000 square-foot 125 Technology Park Building, which had previously been occupied by ELMG and had been renovated to the Company's specifications. A portion of the purchase price of this building is being financed by ELMG under a note providing for monthly installments of principal and interest over a 10-year period, bearing interest at the prime rate, and secured by a junior mortgage on the building. During 1995, the principal balance of this note was reduced from $1,947,000 to $1,672,000, and the Company paid $177,000 to ELMG as interest. During 1995, ELMG used approximately 8,000 square feet of the 125 Technology Park Building for certain of its production operations. For such usage, ELMG paid the Company rent of $3.70 per square foot per year, plus operating expenses. The rental payment equals the Company's cost, based on actual depreciation charges, interest
cost on the unamortized investment, taxes and insurance.   Also
during 1995, ELMG used approximately 20,000 square feet of space in another building located in Technology Park in which the Company has leased approximately 36,000 square feet. ELMG paid the Company rent for such space equal to the Company's own lease payments, or $8.52 per square foot per annum, plus operating expenses. The amount of such space used by ELMG during 1996 will be approximately the same as in 1995.

COMPLIANCE WITH REPORTING OBLIGATIONS

          Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirements and reports on Forms 4 and 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during or for 1995 were filed on a timely basis.


INDEPENDENT PUBLIC ACCOUNTANTS

          KPMG Peat Marwick LLP acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

                       AVAILABLE INFORMATION
          The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report for the fiscal year ended December 31, 1995 (except for exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to LXE Inc., Attn: Don T. Scartz, Treasurer, 303 Research Drive, P. O. Box 926000, Norcross, Georgia 30092-9200. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 28, 1996